                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated
February 15, 1994, included in the Annual Report on Form 10-K of Associated Communications Corporation ('Associated'), as amended on Form 10-K/A dated July 28, 1994, incorporated by reference in the Associated Proxy Statement which is made a part of the Registration Statement (Form S-4) dated July 29, 1994 and Southwestern Bell Corporation Prospectus, on our audit of the financial statements of Bay Area Cellular Telephone Company, as of, and for the year ended, December 31, 1993; such financial statements are not included separately in the Form 10-K/A.
We also consent to the reference to our firm under the caption "Experts."

                                          /s/ COOPERS & LYBRAND

San Francisco, California
July 29, 1994